IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

In re:	§
TERAFORCE TECHNOLOGY CORPORATION, et .al. Debtors.	§ § § § §	CASE NO. 05-38756-BJH-11 (Jointly Administered)

DEBTORS’ AND BEAN GROUP’S FOURTH AMENDED JOINT
CONSOLIDATED CHAPTER 11 PLAN OF REORGANIZATION

Joseph J. Wielebinski, Esq. Texas Bar No. 21432400	Edward L. Rothberg, Esq.
Davor Rukavina, Esq.	Texas Bar No. 17313990
Texas Bar No. 24030781	WEYCER, KAPLAN, PULASKI
MUNSCH HARDT KOPF & HARR, P.C.	& ZUBER, P.C.
3800 Lincoln Plaza	11 Greenway Plaza
500 N. Akard Street	Suite 1400
Dallas, Texas 75202-2790	Houston, Texas 77046
Telephone: (214) 855-7500	Telephone: (713) 961-9045
Facsimile: (214) 978-4375	Facsimile: (713) 961-5341
ATTORNEYS FOR THE	ATTORNEYS FOR
DEBTORS-IN-POSSESSION	THE BEAN GROUP

DATED: MARCH 1, 2006

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

In re:	§
TERAFORCE TECHNOLOGY CORPORATION, et .al. Debtors.	§ § § § §	CASE NO. 05-38756-BJH-11 (Jointly Administered)

DEBTORS’ AND BEAN GROUP’S FOURTH AMENDED JOINT
CONSOLIDATED CHAPTER 11 PLAN OF REORGANIZATION

TeraForce Technology Corporation, DNA Computing Solutions, Inc., and the Bean Group hereby jointly propose the following Consolidated Chapter 11 Plan of Reorganization pursuant to the provisions of section 1121 of the Bankruptcy Code:

ARTICLE I.
DEFINITIONS AND INTERPRETATION

1.1 Rules of Interpretation. Unless otherwise specified, all Section, Article and Exhibit references in this Plan are to the respective Section in, Article of, or Exhibit to this Plan, as the same may be amended, waived or modified from time to time. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Words denoting the singular number shall include the plural number and vice versa. In construing this Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply. In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

1.2 Definitions. Terms and phrases, whether capitalized or not, that are used and not defined in this Plan, but that are defined in the Bankruptcy Code, have the meanings ascribed to them in the Bankruptcy Code. Unless otherwise provided in this Plan, the following terms (which appear in this Plan as capitalized terms) have the respective meanings set forth below, and such meanings shall be equally applicable to the singular and plural forms of the terms defined, unless the context otherwise requires.

1.2.1 “Administrative Claim” means a Claim for any cost or expense of administration of the Bankruptcy Cases under section 503(b) of the Bankruptcy Code, including, without limitation, any fees or charges assessed against the estates of the Debtors pursuant to 28 U.S.C. § 1930.

1.2.2 “Administrative Claims Bar Date” means the day that is thirty (30) days after the Confirmation Date, and represents the deadline for certain holders of Administrative Claims requiring approval from the Bankruptcy Court for their Allowance to file applications requesting the Allowance of same as provided for in section 3.1.2 hereof.

1.2.3 “Allowed” as it relates to any type of Claim provided for under this Plan, a Claim: (i) which has been scheduled as undisputed, noncontingent and liquidated in the Schedules and as to which: (a) no proof of Claim has been timely filed, and (b) no objection thereto has been timely filed; (ii) as to which a proof of Claim has been timely filed and either (a) no objection thereto has been timely filed, or (b) such Claim has been allowed (but only to the extent allowed) by a Final Order of the Bankruptcy Court; (iii) which has been expressly allowed under the provisions of this Plan; or (iv) which is an Administrative Claim approved by Final Order of the Bankruptcy Court.

1.2.4 “Allowed Administrative Claim” means: (i) an Administrative Claim that has been Allowed (but only to the extent Allowed), if approval from the Bankruptcy Court is required in order to Allow same; and (ii) an Administrative Claim which: (a) is incurred by the Debtors after the Petition Date in the ordinary course of their business operations or pursuant to an order enter by the Bankruptcy Court granting automatic administrative claim status; (b) is not disputed by the Debtors, the Committee, the Bean Group, or the Reorganized Debtor; and (c) does not require approval from the Bankruptcy Court to become Allowed.

1.2.5 “Allowed Priority Claim” means a Priority Claim that has been Allowed (but only to the extent Allowed).

1.2.6 “Allowed Secured Claim” means: (i) with respect to the Bean Group, the Allowed Secured Claim provided for in Section 4.2.1 of this Plan; and (ii) with respect to a Secured Claim held by any other Person, a Secured Claim Allowed by Final Order of the Bankruptcy Court under section 506(a) of the Bankruptcy Code, but only to the extent, validity, and priority so Allowed.

1.2.7 “APA” means that certain Asset Purchase Agreement dated August 1, 2005 by and between the Debtors and GEF.

1.2.8 “Avoidance Actions” means any and all rights, claims or actions which either or both of the Debtors may assert on behalf of the Estates under chapter 5 of the Bankruptcy Code, including actions under one or more provisions of sections 542, 544, 545, 546, 547, 548, 549, 550, 551 and/or 553 of the Bankruptcy Code, except to the extent that any such rights, claims, or actions are released or waived in this Plan.

1.2.9 “Ballot” means the ballot, the form of which has been approved by the Bankruptcy Court, accompanying the Disclosure Statement provided to each holder of a Claim entitled to vote to accept or reject this Plan.

1.2.10 “Bankruptcy Cases” means the bankruptcy cases initiated by TeraForce Technology Corporation and DNA Computing Solutions, Inc. in the Bankruptcy Court on the Petition Date, respectively numbered as Case Nos. 05-38756-BJH and 05-38757-BJH, and jointly administered under Case No. 05-38756-BJH.

1.2.11 “Bankruptcy Code” means 11 U.S.C. §§ 101, et. seq., in effect as of the Petition Date and as may have been or may be amended or supplemented since, to the extent that any such amendment or supplement is automatically applicable to the Bankruptcy Cases by operation of law and not by operation of any election or choice.

1.2.12 “Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Texas, Dallas Division or, if such court ceases to exercise jurisdiction, the court or adjunct thereof that exercises jurisdiction over the Bankruptcy Cases.

1.2.13 “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, together with the local bankruptcy rules for the Bankruptcy Court as now in effect or as the same may from time to time hereafter be amended.

1.2.14 “Bar Date” means October 21, 2005, the date set by the Bankruptcy Court as the deadline for filing proofs of Claim.

1.2.15 “Bean Group” means the group of individuals consisting of Richard E. Bean, as agent for himself, Robert E. Garrison, II, Steven A. Webster, James R. Hawkins, Peter W. Badger, John H. Styles, and Donald R. Campbell. The allocation of any rights or obligations of the Bean Group under this Plan as between the individual members of the Bean Group shall be governed for all purposes by that certain Agreement by, between, and among the members of the Bean Group, attached to this Plan as Exhibit “A”.

1.2.16 “Business Day” means any day which is not a Saturday, a Sunday, or a “legal holiday” within the meaning of Bankruptcy Rule 9006(a).

1.2.17 “Carmichael” means Don B. Carmichael.

1.2.18 “Carmichael Claim” means any Claim held or assertable by Carmichael against one or more of the Debtors, their Estates, or their property, and includes his Allowed Unsecured Claim in the amount of $510,236 arising under that certain Convertible Promissory Note dated March 9, 2005, but specifically excludes any Claim that Carmichael may have a community interest in that is held by his wife.

1.2.19 “Claim” means a claim against any one or both of the Debtors, the Estates, and/or property of the Debtors or the Estates, as such term is defined in section 101(5) of the Bankruptcy Code, arising prior to the Effective Date.

1.2.20 “Creditor” means the holder of any Claim entitled to distributions with respect to such Claim.

1.2.21 “Class” means one of the categories of Claims or Equity Interests established under Article II of this Plan.

1.2.22 “Committee” means the Official Committee of Unsecured Creditors appointed in the Bankruptcy Cases pursuant to section 1102 of the Bankruptcy Code.

1.2.23 “Competing Plan” means the Competing Proponents’ Amended Joint Consolidated Plan of Reorganization filed on February 6, 2006 by Wyatt, Carmichael and S&G .

1.2.24 “Confirmation Date” means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

1.2.25 “Confirmation Hearing” means the hearing(s) before the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing(s) may be continued, rescheduled or delayed.

1.2.26 “Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code, as such order may be amended, modified, or supplemented.

1.2.27 “Consolidated Estate” means the single substantively consolidated estate resulting from the substantive consolidation of the Estates and of the Debtors as provided for in this Plan.

1.2.28 “Cure Claim” shall refer to the payment or other performance required to cure any existing default under an Executory Contract.

1.2.29 “Debtors” means, collectively: (i) TeraForce Technology Corporation; and (ii) DNA Computing Solutions, Inc.

1.2.30 “Disallowed Claim” means a Claim or portion thereof that (i) has been disallowed by a Final Order; (ii) is identified in the Schedules in an amount of zero dollars or as contingent, unliquidated, or disputed and as to which a proof of Claim was not filed by the Bar Date; or (iii) is not identified in the Schedules and as to which no proof of Claim has been filed or deemed filed by the Bar Date.

1.2.31 “Disclosure Statement” means the Disclosure Statement with respect to this Plan, approved by the Bankruptcy Court as containing adequate information for the purpose of dissemination and solicitation of votes on confirmation of this Plan, or as it may be altered, amended or modified from time to time in accordance with sections 1125, 1126(b) and 1145 of the Bankruptcy Code and Bankruptcy Rule 3018.

1.2.32 “Disputed Claim” means any Claim or any portion thereof which has not become Allowed and which is not a Disallowed Claim. In the event that any part of a Claim is a Disputed Claim, such Claim in its entirety shall be deemed to constitute a Disputed Claim for purposes of distribution under this Plan unless the party responsible for the payment thereof, the objecting party, and the holder thereof agree otherwise or unless otherwise ordered by the Bankruptcy Court; provided, however, that nothing in this definition of “Disputed Claim” is intended to or does impair the rights of any holder of a Disputed Claim to pursue its rights under section 502(c) of the Bankruptcy Code. Without limiting any of the foregoing, but subject to the provisions of this Plan, a Claim that is the subject of a pending application, motion, complaint, objection, or any other legal proceeding seeking to disallow, limit, subordinate, or estimate such Claim shall be deemed to constitute a Disputed Claim unless and until the entry of a Final Order providing otherwise.

1.2.33 “DNA” means DNA Computing Solutions, Inc.

1.2.34 “Effective Date” means the first Business Day eleven (11) days after the Confirmation Date if the Confirmation Order is not stayed or, if the Confirmation Order is stayed, the first Business Day following the lifting, dissolution, or removal of such stay which is at least eleven (11) days after the Confirmation Date, and upon which the conditions to the effectiveness of the Plan set forth in Article XIV hereof are satisfied.

1.2.35 “Equity Interest” means any ownership interest or share in TeraForce or DNA (including, without limitation, all options, conversion rights, warrants or other rights to obtain such an interest or share in TeraForce) whether or not transferable, preferred, common, voting, or denominated “stock” or a similar security.

1.2.36 “Estates” means, collectively, the estates created in these cases pursuant to section 541 of the Bankruptcy Code.

1.2.37 “Executory Contract” means, collectively, “executory contracts” and “unexpired leases” of the Debtors as of the Petition Date as such terms are used within section 365 of the Bankruptcy Code, and specifically excludes any of the GEF Sale Documents.

1.2.38 “Final Decree” means the final decree entered by the Bankruptcy Court on or after the Effective Date pursuant to Bankruptcy Rule 3022.

1.2.39 “Final Order” means a judgment, order, ruling, or other decree issued and entered by the Bankruptcy Court or by any state or other federal court or other tribunal having jurisdiction over the subject matter thereof which judgment, order, ruling, or other decree has not been reversed, stayed, modified, or amended and as to which: (i) the time to appeal or petition for review, rehearing or certiorari has expired and as to which no appeal or petition for review, rehearing or certiorari is pending; or (ii) any appeal or petition for review, rehearing or certiorari has been finally decided and no further appeal or petition for review, rehearing or certiorari can be taken or granted.

1.2.40 “GEF” means GE Fanuc Imbedded Systems, Inc.

1.2.41 “GEF Sale” means the sales, transfers, and assignments to GEF effectuated under the GEF Sale Order.

1.2.42 “GEF Sale Documents” means: (i) the APA; (ii) all agreements and contracts incorporated into the APA, including the Indemnity Escrow Agreement; (iii) the Transitional Services Agreement by and between the Debtors and GEF dated September 7, 2005; and (iv) the Sublease by and between Teraforce and GEF dated November 18, 2005.

1.2.43 “GEF Sale Order” means that certain Agreed Order Pursuant to Sections 105(a), and 363 of the Bankruptcy Code and Rules 2002, 6004, and 6006 of the Federal Rules of Bankruptcy Procedure (i) Authorizing the Debtors’ Sale to GE Fanuc Embedded Systems, Inc. of Substantially All Assets of DNA Computing Solutions, Inc., Free and Clear of Liens, Claims, Interests, and Encumbrances and (ii) Approving an Asset Purchase Agreement, as entered by the Bankruptcy Court.

1.2.44 “Governmental Unit” means a governmental unit as such term is defined in section 101(27) of the Bankruptcy Code.

1.2.45 “Insider” means Persons described in section 101(31) of the Bankruptcy Code.

1.2.46 “Indemnity Escrow Account” means the indemnity escrow account created under the Indemnity Escrow Agreement.

1.2.47 “Indemnity Escrow Agreement” means that certain Indemnity Escrow Agreement executed by and between GEF, the Debtors, and Wilmington Trust Bank, as the escrow agent.

1.2.48 “Intercompany Claim” means any Claim held by one of the Debtors against the other Debtor, and/or by one of the Estates against the other Estate.

1.2.49 “KERP Claim” means a claim arising under the KERP Order in favor of the Key Employees as defined in the KERP Order.

1.2.50 “KERP Order” means the Bankruptcy Court’s Agreed Final Order Granting Emergency Motion for Approval of Key Employee Retention Plan.

1.2.51 “LOC” means the $3 million letter of credit posted by Wyatt in support of the Competing Plan.

1.2.52 “Objection Date” means the date by which parties authorized by the Plan may file any objection to a Claim, which date shall be no later than 60 days after the Effective Date, except with respect to Administrative Claims as otherwise provided for herein.

1.2.53 “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, unincorporated organizations, or other legal entities, irrespective of whether they are governments, agencies or political subdivisions thereof.

1.2.54 “Petition Date” means August 3, 2005.

1.2.55 “Plan” means this Debtors’ and Bean Group’s Fourth Amended Joint Consolidated Chapter 11 Plan of Reorganization, either in its present form or as it may be altered, amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the Bankruptcy Rules.

1.2.56 “Plan Proponents” means, collectively, TeraForce, DNA, and the Bean Group.

1.2.57 “Postpetition” means at any time on or after the Petition Date.

1.2.58 “Prepetition” means at any time prior to the Petition Date.

1.2.59 “Priority Claim” means a Claim entitled to priority in payment under section 507(a) of the Bankruptcy Code, excluding any Claim that is an Administrative Claim.

1.2.60 “Pro Rata Share” means, with respect to any distribution to a Class under this Plan, as of any particular distribution date, proportionate sharing pursuant to which the ratio of the cumulative amount of all funds distributed on account of an Allowed Claim to the amount of such Allowed Claim is the same as the ratio of the cumulative amount distributed to such Class to the total amount of all Allowed Claims and Disputed Claims classified into such Class.

1.2.61 “Record Date” means, for purposes of voting, the date on which the Bankruptcy Court enters an order approving the Disclosure Statement.

1.2.62 “Rejection Claim” means a Claim arising under section 502(g) of the Bankruptcy Code as a consequence of the rejection of any Executory Contract.

1.2.63 “Reliance Claim” means any claim held by the Debtors and/or the Estates against United Pacific Insurance Company and/or Reliance Insurance Company, including in the insolvency proceedings pending with respect to Reliance Insurance Company in the Commonwealth Court of the State of Pennsylvania under Case No. 269 M.D. 2001, and including, specifically, Proof of Claim No. 2025614 and Reliance Claim No. 99245456 therein.

1.2.64 “Reorganized Debtor” means TeraForce Technology Corporation after the Effective Date.

1.2.65 “S&G” means S&G Associates on its own behalf and as agent under 12% Convertible Subordinated Notes.

1.2.66 “Schedules” means the Schedules of Assets and Liabilities and the Statements of Financial Affairs filed by the Debtors with the clerk of the Bankruptcy Court pursuant to Bankruptcy Rule 1007, as they have been or may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009.

1.2.67 “Secured Claim” means a Claim that is alleged to be secured, in whole or in part, (i) by a lien against an asset of the Debtors or the Estates to the extent such lien is valid, perfected and enforceable under applicable non-bankruptcy law and is not subject to avoidance or subordination under the Bankruptcy Code or other applicable non-bankruptcy law, but only to the extent that such Claim is secured within the meaning of section 506(a) of the Bankruptcy Code; or (ii) as a result of rights of setoff under section 553 of the Bankruptcy Code.

1.2.68 “Secured Creditor” means the holder of a Secured Claim.

1.2.69 “Subordinated Claim” means: (i) a Claim that is subordinated pursuant to sections 510(c) of the Bankruptcy Code by Final Order of the Bankruptcy Court; and (ii) a Claim that is subordinated under sections 510(a) or (b) without the need for any such Final Order. For purposes of voting and distribution under the Plan, any Claim arising under those 12% Convertible Subordinated Notes Due June 30, 2005 of TeraForce Technology Corporation, unless otherwise held by Final Order of the Bankruptcy Court as provided for in this Plan, shall be subordinated under section 510(a) of the Bankruptcy Code and under this Plan and treated as a Claim under Class 5 for voting and distribution, because the Plan, at a minimum, does not provide for the payment in full of debts of Bank One or its subrogee, O. S. Wyatt, Jr.

1.2.70 “Substantial Consummation” means the earliest day on or after the Effective Date on which any of the following occurs: (i) any payment on account of KERP Claims is made; (ii) any payment on account of an Allowed Priority Claim is made; (iii) any payment on account of an Allowed Administrative Claim is made by the Reorganized Debtor; or (iv) any distribution is made on account of an Allowed Unsecured Claim.

1.2.71 “TeraForce” means TeraForce Technology Corporation and shall refer to the Reorganized Debtor where the context so requires.

1.2.72 “Unsecured Claim” means any Claim that is not secured by a valid, enforceable, and unavoidable lien against any asset of the Debtors or the Estates, but excluding any Administrative Claim, Priority Claim, KERP Claim, Allowed Secured Claim, or an Equity Interest, but including a Secured Claim to the extent not an Allowed Secured Claim.

1.2.73 “Unsecured Creditor” means the holder of an Unsecured Claim.

1.2.74 “Vista Agreements” means: the (i) Technology License and Marketing Agreement; (ii) Technology Transfer and Support Agreement; and (iii) Distribution Agreement, by and between one or both of the Debtors and VISTA Controls, Inc.

1.2.75 “Vista Claims” means all claims and causes of action held by the Debtors or the Estates against one or both of VISTA Controls, Inc. and Curtiss-Wright Corporation, and all affiliates and subsidiaries of either, including claims arising from or related to the Vista Agreements. Vista Claims does not mean a Claim held by Vista Controls, Inc. against one or both of the Debtors, including its Claim filed as proof of claim number 24.

1.2.76 “Voting Period” means the period established by the Bankruptcy Court within which Ballots may be cast on the Plan.

1.2.77 “Wyatt” shall mean O.S. Wyatt, Jr., a Class 4 creditor with an Allowed Claim in the amount of $3,926,720.50.

ARTICLE II.
CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

2.1 Classification Generally. All Allowed Claims, except Allowed Administrative Claims, and Allowed KERP Claims, are placed in Classes under the Plan. A Claim is classified within a particular Class only to the extent that the Claim qualifies under the description of that Class. A Claim which is properly includible in more than one Class is only entitled to inclusion within a particular Class to the extent that it qualifies under the description of such Class, and shall be included within a different Class(es) to the extent that it qualifies under the description of such different Class(es).

2.2 Unclassified Claims. The following types of Claims are not classified under the Plan:

Allowed Administrative Claims

KERP Claims

2.3 Classified Claims and Interests. Allowed Claims and Equity Interests are classified under this Plan as follows:

Class 1: Allowed Priority Claims

Class 2: Allowed Secured Claim of the Bean Group

Class 3: Allowed Secured Claims (other than the Bean Group)

Class 4: Allowed General Unsecured Claims

Class 5: Allowed Subordinated Claims

Class 6: Allowed Equity Interests

ARTICLE III.
PROVISIONS FOR THE TREATMENT OF UNCLASSIFIED CLAIMS

3.1 Allowed Administrative Claims.

3.1.1 Administrative Claim Applications and Deadline. Holders of Administrative Claims, other than: (a) Allowed Administrative Claims; (b) Administrative Claims that represent liabilities incurred on or after the Petition Date, but prior to the Effective Date, in the ordinary course of the Debtors’ business which may be paid in the ordinary course of the Debtors’ business without order of the Bankruptcy Court; (c) Administrative Claims that constitute fees or charges assessed against the Estates under Chapter 123, Title 28, United States Code; and (d) Administrative Claims held by GEF subject to payment from the Indemnity Escrow Account under the GEF Sale Documents or applicable order of the Bankruptcy Court, must by no later than the Administrative Claims Bar Date: (x) file an application with the Bankruptcy Court for allowance of the Administrative Claim; (y) serve a copy of such application on counsel for the Debtors, counsel for the Committee, counsel for the Bean Group, the United States Trustee, and all other parties otherwise entitled to notice thereof. Failure to file and serve such application and notice by the Administrative Claims Bar Date shall result in the Administrative Claim being forever barred and discharged.

3.1.2 Treatment of Allowed Administrative Claims. In full and final satisfaction of Allowed Administrative Claims, each Allowed Administrative Claim shall, unless otherwise agreed, be paid only by the Reorganized Debtor in full in Cash by no later than the later of: (a) ten (10) days after the Effective Date; or (b) ten (10) days after becoming an Allowed Administrative Claim. Allowed Administrative Claims that represent liabilities incurred on or after the Petition Date, but prior to the Effective Date, in the ordinary course of the Debtors’ business which may be paid in the ordinary course of the Debtors’ business without order of the Bankruptcy Court shall be paid by the Debtors and/or the Reorganized Debtor, as appropriate, in accordance with the agreements related thereto, and subject to the Debtors’ and/or the Reorganized Debtor’s, as appropriate, right to contest the allowance or payment of same; provided further, however, that from and after the Effective Date, any fees and charges which are assessed under Chapter 123, Title 28, United States Code, in relation to the Bankruptcy Case shall be paid by the Reorganized Debtor as they become due.

3.2 Allowed Administrative Claims of GEF.

3.2.1 Treatment. Any Allowed Administrative Claim held by GEF arising under the GEF Sale Documents shall be satisfied in full from the Indemnity Escrow Account under the provisions of the GEF Sale Documents and any applicable order of the Bankruptcy Court, subject to the Reorganized Debtor’s and the Bean Group’s rights and abilities to contest the same as otherwise appropriate. Any Administrative Claim held by GEF not subject to payment from the Indemnity Escrow Account under the GEF Sale Documents or applicable order of the Bankruptcy Court, or in excess thereof, shall be treated as provided for in Section 3.1.1 of this Plan subject to its becoming an Allowed Administrative Claim as otherwise applicable under section 503(b) of the Bankruptcy Code.

3.3 KERP Claims.

3.3.1 Treatment. KERP Claims remaining unpaid as of the Effective Date shall be deemed Allowed in the amount of $57,799, to be split among the Persons entitled thereto as provided for in the KERP Order, and shall be paid solely by the Reorganized Debtor no later than the later of: (i) ten (10) business days after the Effective Date; or (ii) in the event of dispute or litigation concerning the allowance or payment of any KERP Claim, three (3) business days after a Final Order allowing such KERP Claim.

ARTICLE IV.
PROVISIONS FOR THE TREATMENT OF CLASSIFIED CLAIMS;
IDENTIFICATION OF IMPAIRED CLASSES

4.1 Class 1: Allowed Priority Claims.

4.1.1 Treatment. Each holder of an Allowed Priority Claim shall receive in full satisfaction, release and discharge of and in exchange for such Claim: (i) the amount of such Allowed Priority Claim, in cash, on or as soon as practicable after the later of (a) thirty (30) days after the Effective Date, or (b) the date that is ten (10) Business Days after such Claim becomes an Allowed Priority Claim; or (ii) such other treatment as may be agreed upon in writing by the holder of such Claim and the Debtors or the Reorganized Debtor, as applicable.

4.1.2 Impairment. Class 1 is impaired under the Plan.

4.2 Class 2: Allowed Secured Claim of the Bean Group.

4.2.1 Determination of Secured Status. The Bean Group shall have an Allowed Secured Claim in the amount of $2,789,993.19.

4.2.2 Treatment. In exchange for $1 million of its Allowed Secured Claim, the Bean Group shall receive 100% of the newly issued stock of the Reorganized Debtor as provided for in section 7.3 hereof, free and clear of the liens, claims, interests, and encumbrances of any Claim or Creditor or Equity Interest except as specifically provided for herein. The Bean Group shall retain the balance of its Allowed Secured Claim ($1,789,993.19) against the Reorganized Debtor, and the Bean Group shall retain its Prepetition lien against the Debtors and the Estates which shall attach automatically and without need for further action to the assets of the Reorganized Debtor to secure the payment thereof; provided, however, that the retention of this lien shall be subject to a carve-out for, and shall not interfere with, the requirements of the Reorganized Debtor to pay Allowed Administrative Claims, Allowed KERP Claims, Allowed Priority Claims, and Allowed Secured Claims (other than the Bean Group) as well as all amounts due Class 4 hereunder. The Bean Group shall not be entitled to a deficiency claim payable in Class 4 with respect to this Allowed Secured Claim.1 The Bean Group and the Reorganized Debtor may, as they deem advisable, execute loan and security documents to evidence the Reorganized Debtor’s obligations to the Bean Group as provided for in this section; provided, however, that the execution thereof shall not be a condition precedent to the validity and extent of said obligations.

4.2.3 Impairment. Class 2 is impaired under the Plan.

4.3 Class 3: Allowed Secured Claims (other than the Bean Group)

4.3.1 Determination of Secured Status. All Secured Claims, other than those of the Bean Group, are deemed Unsecured Claims in full under section 506(a) of the Bankruptcy Code and all such Secured Claims shall be deemed to be Class 4 Unsecured Claims unless otherwise subordinated into Class 5; provided, however, that if the holder of a Secured Claim disagrees with this treatment, such holder may file a motion for valuation with the Bankruptcy Court no later than ten (10) Business Days after the Effective Date requesting that the Bankruptcy Court determine the validity and extent, if any, of said Secured Claim, whereafter, after a Final Order from the Bankruptcy Court, said Secured Claim shall be an Allowed Secured Claim in Class 3 to the extent so found in said Final Order and an Unsecured Claim in Class 4 or Class 5 to the extent so found; provided, however, that any such valuation shall be measured and calculated as of the values existing on the Confirmation Date at the latest. Failure by the holder of a Secured Claim to file such a motion by this deadline shall be deemed a permanent waiver by that holder of any rights, arguments, or abilities it may otherwise have had to assert the allowance of its Secured Claim under section 506(a) of the Bankruptcy Code, but shall be without prejudice to the allowance of the Secured Claim as an Unsecured Claim or to any of the said holder’s Unsecured Claim(s). In addition to the standing of any other party as may otherwise be appropriate, the Bean Group and the Reorganized Debtor (or Debtors, if prior to the Effective Date) shall have standing to contest the requested valuation and to contest the allowance of any Secured Claim (other than the Secured Claim(s) of the Bean Group).

4.3.2 Treatment. With respect to Allowed Secured Claims (other than the Secured Claim(s) of the Bean Group), the Reorganized Debtor shall be responsible for the payment of the Allowed Secured Claim which the Reorganized Debtor shall have an option at its sole discretion for the payment thereof as follows: (i) the Reorganized Debtor may, at the Reorganized Debtor’s option, no later than ten (10) Business Days after a Final Order allowing the Allowed Secured Claim, return the collateral securing said Allowed Secured Claim to the holder thereof in full and final satisfaction, release, and discharge of said Allowed Secured Claim; or (ii) the Reorganized Debtor may, no later than ten (10) Business Days after a Final Order allowing the Allowed Secured Claim, pay in cash in full the value of said Allowed Secured Claim, in full and final satisfaction, release, and discharge of said Allowed Secured Claim.

4.3.3 Impairment. Class 3 is impaired under the Plan.

4.4 Class 4: Allowed General Unsecured Claims.

4.4.1 Treatment. In full and final satisfaction of Allowed Unsecured Claims, each holder of an Allowed Unsecured Claim shall be paid, without interest and attorney’s fees, on account of such Allowed Unsecured Claim a Pro Rata Share in cash from the $475,000 fund established pursuant to Section 7.5 of the Plan. As set forth more fully in Section 7.5, this fund may be increased by up to $175,000. Wyatt, Carmichael, all officers and directors of the Debtors and each of the individual members of the Bean Group agree to waive their right to any and all distributions as Class 4 Creditors. Confirmation of the Plan will also prohibit any holder of a Class 4 Claim from seeking to require any holder of a Class 5 claim who does not specifically file the motion set forth in Section 4.5.1 to transfer whatever they receive to the Class 4 holders pursuant to the terms of the 12% Convertible Subordinated Note Agreement dated June 30, 2005 (the “Note Agreement”). Any holder of a Class 5 claim who files the motion described in Section 4.5.1 shall remain subject to the requirement contained in the Note Agreement which requires that any distribution received by the holder of a subordinated note be delivered to the holder(s) of Senior Indebtedness as that term is defined in the Note Agreement.

4.4.2 Impairment. Class 4 is impaired under the Plan.

4.5 Class 5: Allowed Subordinated Claims.

4.5.1 Determination of Subordinated Status and Treatment Options. The Plan deems any Claim under those certain 12% Convertible Subordinated Notes Due June 30, 2005 of TeraForce Technology Corporation to be a Subordinated Claim, and this section 4.5.1 applies only to such deemed Subordinated Claims. With respect to said Claims only, the holders have two treatment options:

(i) to the extent that the holder thereof disputes that it is a Subordinated Claim, such holder must, by the same date that is set by the Court for the filing of objections to this Plan, file a motion with the Bankruptcy Court contesting said deemed subordination and serve such motion as otherwise appropriate. If a Class 5 Claimant chooses this option then such Claim holder will (i) waive and not receive the settlement treatment provided for in Section 6.4 of the Plan and (ii) will remain subject to the provisions of the Note Agreement which require that any distribution received by the holder of a subordinated note be delivered to the holder(s) of Senior Indebtedness as that term is defined in the Note Agreement.

(ii) if the holder thereof does not dispute being a Subordinated Claim as set forth in Section 4.5.1, then such holder shall receive its pro-rata share of the settlement set forth in Section 6.4. in full satisfaction of its claim. The Allowed Subordinated Claims shall not receive any other distribution with respect to their Claims from the Debtors nor otherwise be subject to any requirement under the 12% Convertible Subordinated Notes Due June 30, 2005 to transfer any interest they receive to any other creditor in this case.

If such motion is timely filed and served, confirmation of the Plan will be without prejudice to distribution issues related to the subordination of said Claim (which issues will be subject to contest), but will not otherwise affect the classification of said Claim for voting purposes, unless the motion is otherwise ruled upon prior to or at the Confirmation Hearing. Parties may object to the motion prior to the Confirmation Hearing and by no later than the Objection Date, and parties with standing to so object shall, after the Effective Date, include the Reorganized Debtor and the Committee. The motion shall be deemed granted if no objection thereto is filed as provided for above by the Objection Date; otherwise, the matter will proceed before the Bankruptcy Court as otherwise appropriate.

4.5.2 Impairment. Class 5 is impaired under the Plan.

4.6 Class 6: Allowed Equity Interests.

4.6.1 Treatment. Holders of Equity Interests shall receive no distribution or any property under the Plan on account of said Equity Interests, said Equity Interests shall be cancelled, and new common stock in the Reorganized Debtor issued to the Bean Group, as otherwise provided for in the Plan.

4.6.2 Impairment. Class 6 is impaired under the Plan.

ARTICLE V.
ACCEPTANCE OR REJECTION OF PLAN

5.1 Impairment Controversies. If a controversy arises as to whether any Class of Claims or Class of Equity Interests is impaired under this Plan, such Class shall be treated as specified in this Plan unless the Bankruptcy Court shall determine such controversy differently upon motion of the party challenging the characterization of a particular Class of Claims or Class of Equity Interests under this Plan.

5.2 Classes and Claims Entitled to Vote. Class 6 is impaired and is deemed not to have accepted this Plan. Classes 1, 2, 3, 4, and 5 are impaired and the holders of Claims in those Classes are therefore entitled to vote to accept or reject this Plan, except that Class 2, as a co-Plan Proponent, is deemed to have voted to accept the Plan without formal necessity of executing a Ballot.

5.3 Class Acceptance Requirement. A Class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in such Class that have voted on the Plan.

5.4 Cramdown. This section shall constitute the request by the Plan Proponents, pursuant to section 1129(b) of the Bankruptcy Code, that the Bankruptcy Court confirm the Plan.

ARTICLE VI.
SETTLEMENTS

6.1 Settlements Between Carmichael and the Bean Group. Carmichael and the Bean Group are parties to an Intercreditor Agreement dated March 9, 2005, attached to this Plan as Exhibit “B”. The Bean Group will make a one time cash payment of $275,000.00 to Carmichael, payable within thirty (30) days after the Effective Date in full and final satisfaction of any claim that Carmichael may have against the Bean Group under the Intercreditor Agreement. Carmichael and the members of the Bean Group referred to in Section 4.4.1 agree to vote their Class 4 Claims to accept the Plan.

6.2 Settlements Between Carmichael and Wyatt. During the pendency of the Chapter 11 case, Carmichael, Wyatt and S&G proposed the Competing Plan and deposited $250,000 into the registry of the Court. Wyatt withdrew his support for the Competing Plan and Carmichael asserted that he was damaged thereby which Wyatt denies. In full and final satisfaction of any and all claims Carmichael might have against Wyatt, Carmichael will receive:

6.2.1 $25,000 from the funds on deposit in the registry of the Court pursuant to a separate order which will be entered by the Court at or immediately after the Confirmation Hearing, and

6.2.2 Wyatt will pay Carmichael the sum of $40,000 within ten (10) days after the Effective Date and before release of the LOC.

6.3 Settlements Between Wyatt and the Committee. During the pendency of the Chapter 11 case, the Committee negotiated with Wyatt with respect to the Competing Plan and claims to have detrimentally relied on it in numerous respects and asserts claims against Wyatt with respect to his withdrawal of support thereof which Wyatt denies. In full and final satisfaction of any and all claims the Committee and the Debtors might have against Wyatt:

6.3.1 the Reorganized Debtor will receive $225,000 from the funds on deposit in the registry of the Court pursuant to a separate order which will be entered by the Court at or immediately after the Confirmation Hearing. As set forth in Section 7.4 below, this money will be used to pay part of the sum provided in Section 4.4.1 for payment to Class 4 Creditors. The Reorganized Debtor will pay to Wyatt the sum of $125,000 within fifteen days of receipt of funds arising from the Reliance Claim.

6.3.2 Wyatt agrees to vote his Class 4 Claim to accept the Plan.

6.3.3 Wyatt will receive a 90% interest in the Vista Claims after payment in full of all attorneys’ fees and expenses associated therewith. The remaining 10% interest in the Vista Claims will be retained by the Reorganized Debtor.

6.3.4 The LOC will be released and the original returned to Wyatt ten days after the Effective Date provided that Wyatt has already paid the $40,000 to Carmichael referred to in Section 6.2.2.

6.4 Settlement Between Wyatt and the holders of 12% Convertible Subordinated Notes Due June 30, 2005. During the pendency of the Chapter 11 case, Carmichael, Wyatt and S&G Associates, for itself and for other holders of 12% Convertible Subordinated Notes Due June 30, 2005 proposed the Competing Plan. Wyatt withdrew his support for the Competing Plan and S&G for itself and for other holders of 12% Convertible Subordinated Notes Due June 30, 2005, asserted that they were damaged thereby which Wyatt denies. In full and final satisfaction of all claims, S&G for itself and for other holders of 12% Convertible Subordinated Notes Due June 30, 2005, might have against Wyatt, Wyatt agrees to pay S&G for itself and for other holders of 12% Convertible Subordinated Notes Due June 30, 2005, as agent for the Class 5 Creditors, 5% of 100% of the proceeds of the Vista Claims after payment in full of all attorneys’ fees and expenses related thereto. S&G agrees to solicit the Class 5 Creditors to vote in favor of the Plan. If the Plan is confirmed, then Wyatt, by virtue of its confirmation, waives his right, as to any holders of Allowed Class 5 Claims, to subject any such holders to account and deliver any distribution received by such holders of Allowed Class 5 Claims to the holder(s) of Senior Indebtedness, as that term is defined in the Note Agreement. This waiver does not, in any event, apply to any holder of an Allowed Class 5 Claim who files the motion described in Section 4.5.1 (i). As to such holder, Wyatt’s rights under the Note Agreement shall remain unabridged and unaffected. If Wyatt or the Bean Group (or any member thereof) receives any money from the funds established in Section 7.5 hereof, on account of a successful motion by a holder of a Class 5 Claim, he (or they) shall immediately deposit such funds directly into the account set up to hold funds for distribution to other Class 4 creditors as referenced in Section 7.5 of this Plan. The Bean Group further agrees that its liens will not attach to any such funds.

ARTICLE VII.
MEANS FOR IMPLEMENTATION OF THE PLAN

7.1 Substantive Consolidation. On the Effective Date and without the need of further action on the part of the Debtors, DNA shall be merged into TeraForce and TeraForce shall be the surviving Reorganized Debtor, with the Estates being automatically substantively consolidated such that there will remain, on the Effective Date, only the Reorganized Debtor’s Consolidated Estate comprised of the assets and liabilities of each of the separate Estates, subject to the discharge as provided for in the Plan, and such that: (i) all Intercompany Claims shall be canceled and disallowed and no distributions shall be made on account thereof; (ii) all guarantees of any of the Debtors of the payment, performance or collection of obligations of any of the other Debtors shall be eliminated and canceled; (iii) any obligation of the Debtors and all guarantees thereof executed by the other Debtors shall be treated as a single obligation and such guaranties shall be deemed a single Claim against the Consolidated Estate; (iv) all joint obligations of the Debtors, and all multiple Claims against such entities on account of such joint obligations, shall be treated and allowed only as a single Claim against the Consolidated Estate; and (v) each Claim against one of the Debtors or the Estates shall be deemed: (a) filed or asserted against the Consolidated Estate; and (b) a single obligation of the Consolidated Estate.

Notwithstanding the automatic merger and substantive consolidation provided for herein, and without constituting a condition precedent to said merger and substantive consolidation, the Reorganized Debtor shall be entitled to file any appropriate document with any Governmental Unit to record or reflect said merger and substantive consolidation as the Reorganized Debtor deems advisable or appropriate, and all Governmental Units shall accept such filing.

7.2 Vesting of Assets. On the Effective Date, all of the Consolidated Estate’s assets shall be automatically vested in the Reorganized Debtor free and clear of all liens, claims, interests, and encumbrances except as specifically set forth in the Plan.

7.3 Cancellation of Stock. On the Effective Date, all outstanding stock in the Debtors shall be automatically cancelled. Simultaneously therewith, one-hundred percent of the stock of the Reorganized Debtor shall be issued to and vested in the Bean Group free and clear of all liens, claims, interests, and encumbrances and shall be allocated between the members of the Bean Group however they, in their sole discretion and judgment, determine to be appropriate, in accordance with Article XII of this Plan.

7.4 Funding of Plan Obligations. The Reorganized Debtor shall be solely responsible for the payment of Allowed Claims (other than the Bean Group) in accordance with the terms of this Plan. Except as set forth below, the Reorganized Debtor shall pay these obligations from its assets and the fund established in Section 7.5 and shall hold sufficient cash in an escrow trust account so denominated with a FDIC insured federally chartered bank. trust to pay these obligations, including an appropriate reserve for any Claims that are or that become Disputed Claims. The Reorganized Debtor shall otherwise be solely responsible for the funding of any non-Plan operations or activities in which it engages after the Effective Date, or for non-Plan obligations which it incurs after the Effective Date; provided, however, that none of the funds to be reserved and held by the Reorganized Debtor in trust for the fulfillment of its Plan obligations may be used for any of its non-Plan obligations unless and until said Plan obligations are paid in full or otherwise disposed of as provided for in this section and subject to the additional restrictions of section 7.6 hereof.

7.5 Funding of Class 4.

7.5.1 The Reorganized Debtor shall fund $250,000 of Bean Group cash collateral for the cash payment to be made on behalf of the Class 4 Creditors. The remaining $225,000 shall be provided out of the funds on deposit in the registry of the Court. The balance of the funds in the registry of the Court will be refunded to Carmichael.

7.5.2 All parties recognize that Vista has filed an Unsecured Claim against the Debtors for $3.4 million. If this Claim is allowed in full, the amount of the fund payable to the Class 4 Creditors will increase by $175,000 to $650,000, which $175,000 will be payable as follows: (a) Carmichael agrees to deposit $12,500 in escrow for this purpose, (b) Wyatt agrees to deposit $81,250 in escrow for this purpose, (c) the Bean Group agrees to permit the Debtors and/or the Reorganized Debtor to deposit $81,250 of Bean Group cash collateral in escrow for this purpose, and (d) $75,000 of the $475,000 made payable to Class 4 will also be deposited in escrow. The escrow will be held at Compass Bank. The escrows will be payable on or before the Effective Date.

7.5.3 The $250,000 held in escrow will be reduced to zero if Vista’s Unsecured Claim is disallowed and the escrowed funds returned to Carmichael, Wyatt, the Class 4 Creditors and the Bean Group/Reorganized Debtor. If Vista’s Unsecured Claim is allowed in an amount between 0 and $3.4 million, the $250,000 held in escrow will be ratably reduced. For example, if Vista’s Unsecured Claim is allowed in the amount of $1.7 million or 50% of the amount claimed, then the amount payable to the Class 4 Creditors will increase by 50% of the additional $175,000 deposited in escrow or $87,500 for a total of $562,500, and the balance of the $125,000 in the escrow will be returned to Carmichael, Wyatt, the Class 4 Creditors and the Bean Group/Reorganized Debtor in proportion to the amounts originally deposited.

7.6 Capitalization of the Reorganized Debtor. The Bean Group shall capitalize the Reorganized Debtor by allowing the Reorganized Debtor to retain all proceeds remaining from the GEF Sale, and which the Reorganized Debtor will be able to use to fulfill its obligations under the Plan. The Reorganized Debtor will have the benefit of said cash remaining after payment of such obligations to fund future operations as it will deem appropriate, and the Bean Group shall have the ability to invest additional funds in the Reorganized Debtor as it may deem appropriate; provided, however, that the Bean Group shall have no obligations to fund or invest in the Reorganized Debtor other than its obligations under the Plan, including in the event that the assets of the Reorganized Debtor may be insufficient for the Reorganized Debtor to fulfill its obligations under the Plan, except that the Bean Group shall be prohibited from withdrawing funds from the Reorganized Debtor or foreclosing on its security interests in the cash of the Reorganized Debtor to the extent necessary to enable the Reorganized Debtor to make all payments required by the Plan.

7.7 Release of Bulk-Sale and Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the transfer of assets to GEF under the GEF Sale Order and/or GEF Sale Documents shall not subject the Debtors, the Estates, GEF, the Consolidated Estate, or the Reorganized Debtor to any taxation under any federal, state, local, municipal or other law imposing or purporting to impose a stamp, transfer, recording or any other similar tax on any of said transfers, and all so-called “bulk sales” laws shall be waived accordingly in all applicable jurisdictions, and all such transfers shall be deemed to have been transfers under this Plan for purposes of said section 1146(c). All taxing authorities who have or may be able to assert such tax claims or any similar claims released herein and based on said transfers are enjoined and prohibited from attempting to collect any such taxes or similar claims from any of the foregoing parties. The Debtors, their Estates, the Consolidated Estate, the Bean Group, and the Reorganized Debtor are released from any obligations imposed pursuant to paragraph 40 of the GEF Sale Order, and funds in the Tax Account (as defined in said paragraph) may be used by the Reorganized Debtor as otherwise provided for herein.

7.8 Incorporation of Rule 9019. To the extent necessary to effectuate and implement the releases contained in this Plan, the Plan shall be deemed to constitute a motion under Bankruptcy Rule 9019 seeking the Bankruptcy Court’s approval of all of the compromises and releases contained herein.

7.9 Incorporation of Section 363 of the Bankruptcy Code. The transfer of assets from the Debtors, their Estates, and the Consolidated Estate to the Reorganized Debtor shall be free and clear of all liens, claims, interests, and encumbrances under section 363(f) of the Bankruptcy Code except as specifically provided for herein, and the Reorganized Debtor, the Bean Group shall be deemed to be good faith transferees for value entitled to the full protections of section 363(m) and section 363(n) of the Bankruptcy Code. To the extent necessary to effectuate and implement the transfers contained in this Plan, the Plan shall be deemed to constitute a motion filed by the Debtors under section 363 of the Bankruptcy Code seeking the Court’s approval of said transfers.

7.10 Incorporation of Valuation Motion. To the extent necessary to effectuate its terms, this Plan shall constitute a motion for valuation filed by the Debtors requesting the Bankruptcy Court to value the Debtors’ assets and corresponding liens and security interests in connection with the deemed disallowance of Secured Claims (other than the Bean Group’s) under section 506(a) of the Bankruptcy Code and the deemed allowance of the Bean Group’s Allowed Secured Claim.

7.11 Incorporation of Rule 7001. To the extent necessary to effectuate the deemed subordination of Claims arising under those 12% Convertible Subordinated Notes Due June 30, 2005 of TeraForce Technology Corporation, this Plan incorporates Bankruptcy Rule 7001(8).

7.12 Conduct of Vista Litigation. The Debtors and the Reorganized Debtor will pursue the Vista Claims on behalf of itself, Wyatt and the Class 5 Allowed Subordinated Claims under the following terms and conditions:

7.12.1 Counsel. The Debtors will hire a lawyer to pursue the litigation. The Parties anticipate that the litigation will be commenced by the filing of an objection to the $3.4 million Unsecured Claim filed by Vista/Curtis Wright in the Bankruptcy Court along with a counterclaim for damages based on the Vista Claims.

7.12.2 Expenses. The Debtors and/or the Reorganized Debtor will fund out of pocket expenses and attorneys fees up to a maximum of $85,000. The source of this funding will be the Bean Group’s cash collateral. Wyatt will fund the balance if any above $85,000. The fee arrangement may be hourly, contingency or hybrid as Wyatt and the Reorganized Debtor may agree.

7.12.3 Recoveries. All recoveries will be divided first to repay all attorneys fees and expenses in full and then to Wyatt, the Reorganized Debtor and Class 5 Allowed Subordinated Claims in accordance with the following percentages: (1) Wyatt – 85%; (2) Reorganized Debtor – 10%; and (3) Class 5 – 5%.

7.12.4 Settlement. Decisions on any settlement proposal will be dealt with as follows:

(i) The lawyer handling the Vista Claims shall present settlement proposals to the Reorganized Debtor, Wyatt and S&G.

(ii) Except as set forth below, there must be a unanimous consent to any settlement proposal. Should any party decide to reject a proposal which the other two parties want to accept, then the rejecting party may purchase the causes of action from the parties who want to accept it for the amount they would have received if the settlement were accepted. For example, assume the Debtor and/or the Reorganized Debtor spent the full $85,000 in expenses and the Reorganized Debtor and S&G want to accept a settlement in the amount of $1,085,000 million and Wyatt decides to reject it. Wyatt may purchase the cause of action by first paying the Reorganized Debtor $85,000 in expenses plus $100,000 being 10% of the $1 million settlement and $50,000 to Class 5 being 5% of the settlement.

7.12.5 Lien Waiver. Notwithstanding anything contained in this Plan, the Bean Group waives its lien on the Vista Claims.

ARTICLE VIII.
PROVISIONS GOVERNING DISTRIBUTIONS

8.1 Distributions. No payment or distribution shall be made by the Reorganized Debtor except on account of an Allowed Claim, unless otherwise ordered by the Bankruptcy Court. No payments shall be made on account of any Disputed Claim until Allowed.

8.2 Disputed Claim Reserve. Each distribution from the Reorganized Debtor shall be subject to the Disputed Claim Reserve, which funds shall be reserved by the Reorganized Debtor on account of Disputed Claims and shall represent the amount that would be distributed on account of said Disputed Claims if said Disputed Claims were Allowed and were to receive their Pro Rata Share of said distribution. Upon the allowance of a Disputed Claim which had not been paid during a prior distribution(s) on account of having been disputed, the Reorganized Debtor shall distribute the appropriate Pro Rata Share on account of such Allowed Claim from the Disputed Claim Reserve. Upon the disallowance by Final Order of a Disputed Claim for which funds were placed into the Disputed Claim Reserve, the corresponding funds shall be released from the Disputed Claim Reserve and Redistributed to creditors with Allowed Claims.

8.3 Dates of Distribution. The Reorganized Debtor shall make the initial distributions on account of Class 4 Allowed General Unsecured Claims within thirty days after the Effective Date. Any subsequent distribution shall be made after the Unsecured Claim filed by Vista is adjudicated by Final Order or otherwise settled. Each distribution from the Reorganized Debtor on account of Class 4 Allowed General Unsecured Claims, and from the Disputed Claims Reserve, shall be made by distributing Pro Rata Shares of the distribution. Pro Rata Shares of distributions from other than the Disputed Claim Reserve shall be calculated as though the Disputed Claims the subject of the Disputed Claim Reserve were Allowed. In the event that an Allowed Claim in Class 5 is found to be subordinated to one or more Allowed Claims in Class 4 but not subordinated to one or more Claims in Class 4, the Reorganized Debtor shall: (i) calculate the Pro Rata Share of the distribution as though said Class 5 Allowed Claim were an Allowed Claim in Class 4; (ii) set aside, but not pay, the Pro Rata Share distribution so calculated on account of said Class 5 Allowed Claim; (iii) until the Class 4 Allowed Claim(s) to which said Class 5 Allowed Claim is subordinated to is/are paid in full, pay all such set aside Pro Rata Share distributions on account of said Class 5 Allowed Claim to the Class 4 Allowed Claim(s), to which said Class 5 Allowed Claim is subordinated, by Pro Rata Shares of the distribution which shall constitute, for this purpose, the set aside funds; (iv) after such time as said Class 4 Allowed Claim(s) to which said Class 5 Allowed Claim is subordinated is/are paid in full as otherwise provided for in this Plan, pay distributions on account of said Class 5 Allowed Claim to the holder thereof as though such Claim were a Class 4 Allowed Claim.

8.4 Means of Cash Payment. Cash payments from the Reorganized Debtor shall be made by check drawn on, or by wire transfer from, a domestic bank.

8.5 Delivery of Distributions. Distributions and deliveries to the holders of Class 4 and Class 5 Allowed Claims shall be made at the addresses set forth on the respective proofs of Claim filed in this case, unless a different address is provided to the Reorganized Debtor. If no proof of Claim is filed, distributions shall be made at the last known address or as reflected in the Schedules. If any distribution is returned as undeliverable, it shall be placed in the Disputed Claim Reserve, no further distribution shall be made on account of such Allowed Claim unless and until the Reorganized Debtor is notified of such holder’s then current address, at which time all missed distributions shall be made to the holder of such Allowed Claim unless forfeited as otherwise provided for in this Plan. All claims for undeliverable distributions shall be made on or before the first anniversary of the attempted distribution. After such date, all unclaimed property shall be redistributed by the Reorganized Debtor to other creditors with Allowed Claims, and the Allowed Claim of any holder with respect to such property shall be discharged and forever barred.

8.6 Time Bar to Cash Payments. Checks issued by the Reorganized Debtor with respect to Allowed Claims shall be null and void if not cashed within ninety (90) days of the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Reorganized Debtor by the holder of the Allowed Claim with respect to which such check originally was issued. Any Claim with respect to such a voided check shall be made on or before the first anniversary of the date of issuance of such check. After such date, all Allowed Claims with respect to void checks shall be discharged and forever barred.

ARTICLE IX.
PROVISIONS FOR THE RESOLUTION AND TREATMENT
OF DISPUTED AND CONTINGENT CLAIMS

9.1 Standing to Object to Claims. In addition to all other parties that may otherwise have standing to object to a Claim if the Reorganized Debtor is obligated to pay said Claim under this Plan, the Bean Group, the Reorganized Debtor, the United States Trustee, and all other holders of Claims against the Reorganized Debtor shall have specific standing to object to the allowance of said Claim.

9.2 Objection Deadline. All objections to Claims other than Administrative Claims and other than as specifically provided for herein shall be served and filed by the Objection Date; however, the Objection Date shall not apply to Claims which are not reflected in the claims register, including any alleged informal proofs of Claim. Unless arising from an Avoidance Action, any proof of Claim filed after the Effective Date shall be of no force and effect and need not be objected to by the Reorganized Debtor. Any Disputed Claim may be litigated to Final Order. The Reorganized Debtor may compromise and settle any Disputed Claim without the necessity of any further notice or approval of the Bankruptcy Court, and Bankruptcy Rule 9019 shall not apply to any settlement of a Disputed Claim after the Effective Date; provided, however, that nothing contained herein shall apply to the Allowance of an Administrative Claim for which approval from the Bankruptcy Court is required.

9.3 Creditor Response to Objection. With respect to any objection to a Claim, prior to the expiration of thirty (30) days from the date of service of the objection, the Creditor whose Claim was the subject of the objection must file with the Bankruptcy Court and serve a response to the objection upon the Reorganized Debtor and all parties who request notice of such matters in the manner prescribed in the Notice of the Effective Date. Failure to file and serve such a response within the thirty (30) days shall cause the Bankruptcy Court to enter a default judgment against the non-responding Creditor and thereby grant the relief requested in the Objection.

9.4 No Waiver of Right to Object. Except as expressly provided in this Plan, nothing contained in the Disclosure Statement, this Plan, or the Confirmation Order shall waive, relinquish, release or impair the Reorganized Debtor’s, or other appropriate party-in-interest’s right to object to any Claim.

9.5 Rights Under Section 505. All Claims for taxes by Governmental Units shall remain subject to section 505 of the Bankruptcy Code. The Reorganized Debtor shall retain the right to a determination of the amount or legality of any tax pursuant to section 505 of the Bankruptcy Code. The Reorganized Debtor may seek relief pursuant to section 505 of the Bankruptcy Code as a part of, and in conjunction with, any Objection to any claim for taxes by a Governmental Unit.

9.6 Allowance of Disputed Claims. Nothing contained in this Plan, the Disclosure Statement, or Confirmation Order shall change, waive or alter any requirement under applicable law that the holder of a Disputed Claim must file a timely proof of Claim, and the holder of such Disputed Claim who is required to file a proof of Claim and fails to do so, shall receive no distribution through the Plan and the Claim shall be discharged. The adjudication and liquidation of Disputed Claims is a determination and adjustment of the debtor/creditor relationship, and is therefore an exercise of the Bankruptcy Court’s equitable power to which the legal right of trial by jury is inapplicable. The holder of any Disputed Claim shall not have a right to trial by jury before the Bankruptcy Court with respect to any such Claim. Exclusive venue for any proceeding involving a Disputed Claim shall be in the Bankruptcy Court or a court of competent jurisdiction located in Dallas County, Texas. Disputed Claims shall each be determined separately, except as otherwise ordered by the Bankruptcy Court. The Reorganized Debtor shall retain all rights of removal to federal court as to any proceeding involving a Disputed Claim.

9.7 Allowance of Certain Claims. All Disputed Claims shall be liquidated and determined as follows:

9.7.1 Application of Adversary Proceeding Rules. Unless otherwise ordered by the Bankruptcy Court, the proceeding involving a Disputed Claim for any objection to a Disputed Claim shall be subject to Rule 9014 of the Bankruptcy Rules. However, any party may move the Bankruptcy Court to apply the Bankruptcy Rules applicable to adversary proceedings to any proceeding involving a Disputed Claim. The Reorganized Debtor may, at their election, make and pursue any Objection to a Claim in the form of an adversary proceeding.

9.7.2 Scheduling Order. Unless otherwise ordered by the Bankruptcy Court, or if the objection is pursued as an adversary proceeding, a scheduling order shall be entered as to each objection to Claim. The Reorganized Debtor shall tender a proposed scheduling order with each objection and include a request for a scheduling conference for the entry of a scheduling order. The scheduling order may include (a) a discovery cut-off, (b) deadlines to amend pleadings, (c) deadlines for designation of and objections to experts, (d) deadlines to exchange exhibit and witness lists and for objections to the same, and (e) such other matters as may be appropriate.

9.7.3 Mediation. The Court may order the parties to mediate in connection with any objection to Claim. The Reorganized Debtor may include a request for mediation in their objection, and request that the Court require mediation as part of the scheduling order.

9.7.4 Substantial Consummation. All distributions of any kind made to any of the holders of Allowed Claims after Substantial Consummation and any and all other actions taken under this Plan after Substantial Consummation shall not be subject to relief, reversal or modification by any court unless the implementation of the Confirmation Order is stayed by an order granted under Bankruptcy Rule 8005.

9.7.5 Offsets. The Reorganized Debtor shall be vested with and retain all rights of offset or recoupment and all counterclaims against any holder of a Claim, unless specifically released in this Plan.

9.8 Amendments to Claims; Claims Filed After the Confirmation Date. Except as otherwise provided in the Plan, a Claim may not be filed with the Bankruptcy Court or amended after the Confirmation Date without the prior authorization of the Bankruptcy Court. Except as otherwise provided in the Plan, any new or amended Claim filed with the Bankruptcy Court after the Confirmation Date shall be deemed disallowed in full and expunged without any action by the Reorganized Debtor.

ARTICLE X.
EXECUTORY CONTRACTS

10.1 Rejection. Effective on and as of the Effective Date, all of the Debtors’ and the Estates’ Executory Contracts that have not previously been assumed or assumed and assigned or rejected by the Debtors shall be deemed rejected pursuant to section 365 of the Bankruptcy Code.

10.2 GEF Executory Obligations. Notwithstanding anything contained in this Plan to the contrary, none of the Debtors’ or the Estates’ rights and obligations arising from any of the GEF Sale Documents are affected or altered by this Plan, and all such rights and obligations shall be vested in the Reorganized Debtor on the Effective Date.

10.3 Claims for Rejection Damages. Claims for damages allegedly arising from the rejection pursuant to this Plan or the Confirmation Order of any Executory Contract, whether rejected prior to the Effective Date or deemed rejected as a result of this Plan, must be filed with the Bankruptcy Court and served on the Reorganized Debtor not later than thirty (30) days after the Effective Date. All Claims for such damages not timely filed and properly served as prescribed herein shall be forever barred and the holder of such a Claim shall not be entitled to participate in any distribution or payment, on account of such Claim, under the Plan or payment from the Reorganized Debtor.

10.4 Responsibility for Rejection Damages. Any Claim arising from the rejection of an Executory Contract that is deemed a prepetition claim under the Bankruptcy Code shall, if Allowed, and only to the extent Allowed, be treated as a Claim in Class 4 unless subordinated.

10.5 Objections to Claim Based On Rejection Damages. Parties-in-interest shall be entitled to file objections to Claims based on the rejection of an Executory Contract in this Plan under the law, rules, and provisions governing standing otherwise applicable to objections to claims under the Bankruptcy Code; provided, however, that any such objection shall be filed no later than one hundred and twenty days after the later: of (a) the date that such Claim is filed; or (b) the Effective Date.

10.6 No Prejudice to Vista and Rafael. Notwithstanding anything contained herein to the contrary, the Plan does not affect or alter the rights and obligations of: (i) Rafael Armament Development Authority Ltd. and/or the Government of Israel – Ministry of Defense under that certain Agreed Order Approving Debtors’ Settlement with and Sale to Rafael Armament Development and Rejecting Certain Contracts; or (ii) Vista Controls, Inc. and/or Curtiss-Wright Corporation under that certain Agreed Order Rejecting Vista Controls, Inc. Agreements. All rights and obligations of the Debtors or of the Estates under the aforementioned orders shall be vested in and become the obligations of the Reorganized Debtor on the Effective Date.

ARTICLE XI.
MAINTENANCE OF CAUSES OF ACTION AND RIGHTS

11.1 Generally. All Claims, causes of action, subordination rights, counterclaims, rights of offset or recoupment and rights and interests related thereto owned by the Debtors or by the Estates on the Effective Date and not otherwise specifically released herein shall be preserved and retained by the Reorganized Debtor, including, without limitation: (i) Vista Claims; (ii) Avoidance Actions; and (iii) Reliance Claim. For the avoidance of doubt, no claims, causes of action, subordination rights counterclaims, rights of offset or recoupment, or rights and interests related thereto owned by the Debtors as of the Petition Date or owned by the Estates at any time prior to the Effective Date are released, waived, or otherwise abandoned as a result of the confirmation of the Plan, except any of the foregoing specifically released in this Plan.

ARTICLE XII.
THE REORGANIZED DEBTOR

12.1 Issuance of Stock. On the Effective Date, the Reorganized Debtor shall issue ten million shares of common stock, subject to the restrictions on stock transfer provided for herein.

12.2 Ownership of Stock. On the Effective Date, one hundred (100%) of the common stock in the Reorganized Debtor shall be vested in the Bean Group.

12.3 Privatization of the Reorganized Debtor. The Reorganized Debtor shall no longer be a publicly held company and the Reorganized Debtor shall take appropriate steps do de-list itself with the Securities and Exchange Commission, including by filing Form 15 or such other document as it may deem appropriate to effectuate the same.

12.4 Amendment of Articles of Incorporation and By-Laws. As may be required or deemed advisable by the Reorganized Debtor, the Articles of Incorporation and By-Laws of the Reorganized Debtor shall be amended as soon as reasonably practicable after the Effective Date to the extent necessary to effectuate the provisions of the Plan and Section 1123(a)(6) of the Bankruptcy Code.

12.5 Employment. As soon as practicable on or after the Effective Date, the Reorganized Debtor may offer employment to Herman M. Frietsch and Robert P. Capps on terms agreeable to the Reorganized Debtor and those individuals.

12.6 Restrictions on Future Stock Transfers. On the Effective Date or as soon as reasonably practical thereafter, the Articles of Incorporation of the Reorganized Debtor will be filed or amended so as to provide that, until the seventh anniversary of the Effective Date: (i) any attempted sale, transfer, assignment, conveyance, grant, pledge, gift or other disposition of any share or shares of the Reorganized Debtor’s capital stock (within the meaning of Section 382 of the Internal Revenue Code of 1986 (the “Code”)), or any option or right to purchase such stock, as defined in the Treasury Regulations under Section 382 of the Code, to any person or entity (or group of persons or entities acting in concert) who directly or indirectly owns or would be treated as owning, or whose shares are or would be attributed to any person or entity who directly or indirectly owns or would be treated as owning, in either case prior to the purported transfer and after giving effect to the applicable attribution rules of the Code and applicable Treasury Regulations, more than 4.75% of the value of any of the Reorganized Debtor’s outstanding capital stock (within the meaning of Section 382 of the Code) shall be void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee; and (ii) any attempted sale, transfer, assignment, conveyance, grant, pledge, gift or other disposition of any share or shares of the Reorganized Debtor’s capital stock (within the meaning of Section 382 of the Code), or any option or right to purchase such stock, as defined in the Treasury Regulations under Section 382 of the Code, to any person or entity (or group of persons or entities acting in concert) not described in clause (i) who directly or indirectly would own, or whose shares would be attributed to any person or entity who directly or indirectly would own or be treated as owning, in either case as a result of the transfer and after giving effect to the applicable attribution rules of the Code and the Treasury Regulations, more than 4.75% of the value of any of the Reorganized Debtor’s outstanding capital stock (within the meaning of Section 382 of the Code), shall, as to the number of shares representing such excess over 4.75% be void ab initio insofar as it purports to transfer ownership to the purported transferee; provided, however, that neither clause (i) nor (ii) shall prevent a valid transfer if the transferor obtains the written approval of the Board of Directors of the Reorganized Debtor and provides the Reorganized Debtor with an opinion of counsel satisfactory to the Reorganized Debtor that the transfer shall not result in the application of any tax law limitation on the use of the Reorganized Debtor’s losses or other tax attributes. No employee or agent of the Reorganized Debtor shall be permitted to record any attempted or purported transfer made in violation of the subject article and no intended transferee or optionee of shares of common stock of the Reorganized Debtor in any such attempted or purported transfer shall be recognized as a shareholder of the Reorganized Debtor of any purpose whatever. In the event consideration is paid or delivered by an intended transferee in a transaction which is void pursuant to the foregoing, such intended transferee shall be entitled solely to restitution from the purported transferor of the consideration paid or delivered. In such event, the Reorganized Debtor may, as third party beneficiary of the restriction imposed, initiate action to effect such restitution and to enforce nullification of the attempted transfer. The Reorganized Debtor shall be entitled to damages, including reasonable attorneys’ fees with costs, from the purported transferor or intended transferee or both, on account of any purported transfer.

The By-Laws of the Reorganized Debtor shall make appropriate provisions to effectuate the requirements of this article. All certificates evidencing ownership of shares of capital stock of the Reorganized Debtor, including those to be issued pursuant to the Plan, shall bear a conspicuous legend as follows:

THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS PURSUANT TO ARTICLE OF THE ARTICLES OF INCORPORATION OF THE CORPORATION REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.

ARTICLE XIII.
RELEASES

13.1 On the Effective Date, and without the need for further action, the Plan and Confirmation Order shall constitute a release and discharge, except of any obligations imposed by this Plan, by: the Debtors; the Estates; the Consolidated Estate; the Reorganized Debtor; the Committee; any Creditor, any holder of an Equity Interest, and the Bean Group (collectively, the “Releasing Parties”), on behalf of the Releasing Parties and all their predecessors, successors, parents, direct subsidiaries, indirect subsidiaries, affiliates, assigns, heirs, agents, transferees, directors, officers, employees, and attorneys, of any and all actions, causes of action (including Chapter 5 avoidance actions), claims, suits, debts, damages, judgments, liabilities, and demands whatsoever, whether matured or unmatured, whether at law or in equity, whether before a local, state, or federal court, state or federal administrative agency or commission, regardless of location and whether now known or unknown, liquidated or unliquidated, that the Releasing Parties now have or may have had, or thereafter claim to have, on behalf of themselves, or any other person or entity, against: (i) Munsch Hardt Kopf & Harr, P.C., its attorneys, employees, officers, agents, and shareholders; (ii) the Bean Group; (iii) Weycer, Kaplan, Pulaski & Zuber, P.C., its attorneys, employees, officers, agents, and shareholders; (iv) each individual who at any time served as an officer or director of one or more of the Debtors, including, but not necessarily limited to: (a) Robert E. Garrison, II; (b) David Yedwob; (c) Anton Liechtenstein; (d) Herman M. Frietsch; (e) Robert P. Capps; and (f) R. Eugene Helms ((a) through (f), inclusive, the “Directors and Officers”); (v) the Committee and the members of the Committee; (vi) Locke, Liddell & Sapp, its attorneys employees, officers, agents, members and partners; (vii) Page Murphree Byerly & Hansen PLLC, its attorneys employees, officers, agents, members and partners; and (viii) S&G Associates, LLC, its attorneys employees, officers, agents, members and partners, except for any claims that may exist with respect to a misrepresentation of agency; provided, however, that notwithstanding anything contained herein to the contrary, nothing in this Plan, and nothing in the Confirmation Order shall release any claim or cause of action that any holder of an Equity Interest may have independently and directly, but in no event in any way or to any degree derivatively through one or both Debtors, against any of the individuals who at any time served as an officer or director of one or more of the Debtors, including the Directors and Officers.

13.2 In specific consideration of and exchange for the release granted above, on the Effective Date and without the need for further action, the Plan and Confirmation Order shall constitute a release and discharge by the Directors and Officers on behalf of themselves and all their predecessors, successors, parents, direct subsidiaries, indirect subsidiaries, affiliates, assigns, heirs, agents, transferees, directors, officers, employees, and attorneys, of any and all actions, causes of action, claims, suits, debts, damages, judgments, liabilities, and demands whatsoever, whether matured or unmatured, whether at law or in equity, whether before a local, state, or federal court, state or federal administrative agency or commission, regardless of location and whether now known or unknown, liquidated or unliquidated, that one or more of them now has or may have had, or thereafter claims to have, on behalf of themselves, or any other person or entity, against one or more of the Releasing Parties, including, without limitation, any claims that they may have against the Debtors for services, wages, director’s fees, and expense reimbursement arising prior to the Petition Date, and any and all such claims shall be disallowed in full and expunged from the Schedules and the claims register; provided, however, that nothing contained herein shall constitute a waiver, release, or discharge of any obligation or liability of the Releasing Parties to the Directors and Officers arising under: (i) this Plan; (ii) the KERP Order; (iii) any obligation arising under the Bean Group’s agency agreement; or (iv) any Administrative Claim not otherwise paid under the KERP Order.

13.3 On the Effective Date, and without the need for further action, the Plan and Confirmation Order shall constitute a release and discharge of all actions, causes of action, claims, suits, debts, damages, judgments, liabilities, and demands whatsoever, whether matured or unmatured, whether at law or in equity, whether before a local, state, or federal court, state or federal administrative agency or commission, regardless of location and whether now known or unknown, liquidated or unliquidated, that any Person may have or be able to assert against the following for any actions or inactions taken by the following in, or arising against the following as a result of, the Bankruptcy Cases, the Disclosure Statement, and the Plan: (i) Munsch Hardt Kopf & Harr, P.C., its attorneys, employees, officers, agents, and shareholders; (ii) Weycer, Kaplan, Pulaski & Zuber, P.C., its attorneys, employees, officers, agents, and shareholders; (iii) Locke, Liddell & Sapp, LLP, its attorneys, employees, officers, agents, partners and members; (iv) the Committee and members of the Committee; (v) Robert P. Capps, R. Eugene Helms, and Herman M. Frietsch; (vi) the Bean Group; (vii) Page Murphree Byerly & Hansen PLLC, its attorneys employees, officers, agents, members and partners; and (viii) S&G Associates, LLC, its attorneys employees, officers, agents, members and partners, except for any claims that may exist with respect to a misrepresentation of agency; provided, however, that nothing contained in this Plan or the Confirmation Order shall relieve any of the foregoing from the normal requirements applicable to the allowance of an Administrative Claim if approval from the Bankruptcy Court for such allowance is required, and no defenses to said allowance, but only to said allowance, are waived or released.

ARTICLE XIV.
CONDITIONS PRECEDENT

14.1 Conditions Precedent to Confirmation and Effectiveness of Plan. The Plan shall not become effective until the following conditions shall have been satisfied or waived by the Plan Proponents, as determined in their sole discretion: (a) the Confirmation Order shall have been entered, in form and substance acceptable to the Plan Proponents and the Committee; (b) all other conditions precedent have been satisfied to the satisfaction of the Plan Proponents and the Committee; and (c) a notice of the Effective Date has been filed jointly by the Reorganized Debtor and the Bean Group and served upon those entities served with the Disclosure Statement. Any of the above conditions may be waived by the Plan Proponents or the Committee.

14.2 Non-Occurrence of the Effective Date. If this Plan is confirmed but the Effective Date does not occur within the one hundred-and-eighty (180) days after the Confirmation Date, unless otherwise ordered by the Bankruptcy Court, (i) the Confirmation Order shall be deemed vacated; (ii) all bar dates and deadlines established by the Plan or the Confirmation Order shall be deemed vacated; (iii) the Bankruptcy Cases will continue as if confirmation of this Plan had not occurred; and (iv) this Plan will be of no further force and effect, with the result that the Debtors, the Committee, and other parties in interest will be returned to the same position as if confirmation had not occurred. The failure of the Effective Date to occur shall not affect the validity of any order entered in the Bankruptcy Cases other than the Confirmation Order.

14.3 Notice of the Effective Date. On or before ten (10) Business Days after occurrence of the Effective Date, the Reorganized Debtor shall mail or cause to be mailed to all Persons served with a copy of the Disclosure Statement a Notice that informs such Persons of: (a)  the occurrence of the Effective Date; (b) the deadline established under this Plan for the filing of Administrative Claims; (c) procedures for requesting notice; (d) the procedures for changing an address; and (e)  other matters as the Reorganized Debtors deem appropriate.

ARTICLE XV.
EFFECTS OF PLAN CONFIRMATION

15.1 Discharge of the Reorganized Debtor. The terms, covenants and consideration under the Plan shall be in exchange for and in complete satisfaction, discharge, and release of all Claims of any nature whatsoever against the Debtor, the Reorganized Debtor or the assets, including, without limitation, all Unsecured Claims or Secured Claims. Except as otherwise expressly provided herein, upon the Effective Date, both the Reorganized Debtor and its successors in interest and assigns shall be deemed discharged and released pursuant to section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, demands and liabilities that arose before the Effective Date, and all debts of any kind specified in section 502(g), 502(h), or 502(l) of the Bankruptcy Code, whether or not: (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code; (c) the holder of a Claim based upon such debt has accepted this Plan; or (d) the Claim has been Allowed, Disallowed, or estimated pursuant to section 502(c) of the Bankruptcy Code. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Reorganized Debtor and its successors-in-interest and assigns other than those obligations specifically set forth pursuant to this Plan.

15.2 Injunction. Provided that the Effective Date occurs, the entry of the Confirmation Order shall and shall be deemed to permanently enjoin all Persons that have held, currently hold or may hold a Claim or other debt or liability against the Estates, or who have held, currently hold or may hold an Equity Interest in the Debtors, from taking any of the following actions on account of such Claim or Equity Interest: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against the Debtors, the Estates, the Reorganized Debtor, and the Bean Group with respect to any property to be distributed under the Plan including funds or reserves held or maintained by any of them pursuant to this Plan; (ii) enforcing, levying, attaching, collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against the Debtors, the Estates, the Reorganized Debtor, and the Bean Group with respect to any property to be distributed under the Plan, including funds or reserves held or maintained by any of them pursuant to this Plan; (iii) creating, perfecting or enforcing in any manner directly or indirectly, any lien, charge or encumbrance of any kind against the Debtors, the Estates, the Reorganized Debtor, and the Bean Group with respect to any property to be distributed under the Plan, including funds or reserves held or maintained by any of them pursuant to this Plan; and (iv) proceeding in any manner in any place whatsoever against the Debtors, the Estates, the Reorganized Debtor and the Bean Group with respect to any property to be distributed under the Plan, including funds or reserves held or maintained by any of them pursuant to this Plan in any way that does not conform to, or comply, or is inconsistent with, the provisions of this Plan; provided, however, that such injunction shall not preclude any party in interest from seeking to enforce or interpret the terms of the Plan through an action commenced in the Bankruptcy Court or from appealing the Confirmation Order.

15.3 No Liability for Solicitation or Participation. Pursuant to section 1125(e) of the Bankruptcy Code, Persons that solicit acceptances or rejections of this Plan and/or that participate in the offer, issuance, sale, or purchase of securities offered or sold under this Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, shall not be liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or the offer, issuance, sale, or purchase of securities offered or sold under this Plan.

15.4 Term of Injunctions and Stays. Unless otherwise provided, all injunctions or stays provided for in the Bankruptcy Cases pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise and in effect on the Confirmation Date, shall remain in full force and effect until the Effective Date of the Plan as to the Debtors and their Estates and all Assets; provided, however, that any injunction issued by this Plan and the Confirmation Order shall not be subject to the foregoing and shall be perpetual.

15.5 Release of Liens. Except as otherwise provided in this Plan or the Confirmation Order, all liens, security interests, deeds of trust, or mortgages against property of the Estates shall be released, terminated, and nullified.

ARTICLE XVI.
MODIFICATION OF THIS PLAN

16.1 Modification of this Plan. The Plan Proponents may alter, amend or modify this Plan under section 1127 of the Bankruptcy Code or as otherwise permitted by applicable law at any time prior to the Confirmation Date. After the Confirmation Date and prior to the Substantial Consummation of this Plan, any party in interest in the Bankruptcy Cases may, so long as the treatment of holders of Claims or Equity Interests under this Plan are not materially adversely affected, institute proceedings in the Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in this Plan, the Disclosure Statement or the Confirmation Order, and any other matters as may be necessary to carry out the purposes and effects of this Plan; provided, however, prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

ARTICLE XVII.
RETENTION OF JURISDICTION

17.1 Jurisdiction of Bankruptcy Court. Following the Effective Date, and notwithstanding the entry of the Confirmation Order, the Bankruptcy Court shall retain jurisdiction of the Bankruptcy Cases and all matters arising in, or related to, the Bankruptcy Cases to the fullest extent permitted by law, including jurisdiction to:

17.1.1 To hear and determine motions, applications, adversary proceedings, and contested matters pending or commenced after the Effective Date;

17.1.2 To hear and determine objections (whether filed before or after the Effective Date) to, or requests for estimation of, any Claim or Equity Interest, and to enter any order requiring the filing of proof of any Claim or Equity Interest before a particular date;

17.1.3 To ensure that distributions to holders of Allowed Claims and Allowed Equity Interests are accomplished as provided in the Plan;

17.1.4 To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

17.1.5 To construe and to take any action to enforce this Plan, the Confirmation Order;

17.1.6 To issue such orders as may be necessary for the implementation, execution and consummation of this Plan and to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order;

17.1.7 To hear and determine any applications to modify this Plan, to cure any defect or omission or to reconcile any inconsistency in this Plan, the Disclosure Statement or in any order of the Bankruptcy Court including, without limitation, the Confirmation Order;

17.1.8 To hear and determine all applications for Administrative Claims;

17.1.9 To hear and determine all issues arising under the KERP Order or the GEF Sale Order, or related to the allowance, payment, or dispute regarding the KERP Claims, or any issue arising under the GEF Sale order, including with respect to the tax account and indemnity escrow accounts established thereunder.

17.1.10 To hear and determine other issues presented or arising under this Plan, including disputes among holders of Claims and arising under agreements, documents or instruments executed in connection with this Plan;

17.1.11 To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

17.1.12 To hear and determine any other matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code;

17.1.13 To enter the Final Decree upon request of the Reorganized Debtor; and

17.1.14 To hear and determine any action concerning the recovery and liquidation of Assets, wherever located, including without limitation litigation to liquidate and recover Assets that consist of Claims, rights and causes of action against third parties and actions seeking declaratory relief with respect to issues relating to or affecting Assets; and to hear and determine any action concerning the determination of taxes, tax refunds, tax attributes, and tax benefits and similar or related matters with respect to the Debtors, the Estates, the Consolidated Estate, or the Reorganized Debtor including, without limitation, matters concerning federal, state, local and other taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code.

17.2 Failure of Bankruptcy Court to Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction, over any matter arising under, arising in or related to the Bankruptcy Cases, including with respect to the matters set forth above in Plan, this Article shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such subject matter.

ARTICLE XVIII.
MISCELLANEOUS PROVISIONS

18.1 Payment of Statutory Fees. All fees payable pursuant to section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code and arising prior to the Effective Date, shall be paid by the Estates on or before the Effective Date or by the Reorganized Debtor.

18.2 Committee. The Committee shall cease operating and dissolve on the Effective Date; provided, however, that notwithstanding said dissolution, the Committee shall remain in existence and have standing for the purposes of (i) filing, litigating, and obtaining payment on Allowed Administrative Claims asserted by it or by its professionals; (ii) filing and litigating an objection to any motion(s) filed by a holder(s) of a Class 5 Claim(s) pursuant to Section 4.5.1 hereof; and (iii) to enforce the return of any such funds as set forth in Section 6.4 hereof; provided however, that the fees incurred by the Committee with respect to items (ii) and (iii) after the Effective Date shall be paid from the fund established in Section 7.5 hereof.

18.3 No Admissions. Notwithstanding anything herein to the contrary, nothing contained in this Plan shall be deemed an admission by the Debtors with respect to any matter set forth herein including, without limitation, liability on any Claim or Equity Interest or the propriety of any classification of any Claim or Equity Interest.

18.4 Plan Controls. To the extent there is an inconsistency or ambiguity between any term or provision contained in the Disclosure Statement and the Plan, the terms and provisions of the Plan shall control.

18.5 Governing Law. Except to the extent the Bankruptcy Code, the Bankruptcy Rules or other federal or state laws are applicable, the laws of the State of Texas shall govern the construction, implementation and enforcement of this Plan and all rights and obligations arising under this Plan, without giving effect to the principles of conflicts of law.

18.6 Substantial Consummation of Plan. The Plan shall be deemed to be substantially consummated upon the date of Substantial Consummation.

18.7 Successors and Assigns. The rights, benefits and obligations of any Person named or referred to in this Plan will be binding upon, and will inure to the benefit of, the heir, executor, administrator, representative, successor, or assign of such Person.

18.8 Severability. Should the Bankruptcy Court determine, on or prior to the Confirmation Date, that any provision of this Plan is either illegal or unenforceable on its face or illegal or unenforceable as applied to any Claim or Equity Interest, the Bankruptcy Court, at the request of the Plan Proponents, shall have the power to alter and modify such provision to make it valid and enforceable to the maximum extent practicable consistent with the original purpose of such provision. Notwithstanding any such determination, interpretation, or alteration, the remainder of the terms and provisions of this Plan shall remain in full force and effect.

18.9 Notices and Distributions. On and after the Effective date, all notices, requests and distributions to a holder of a Claim or Equity Interest shall be sent to the last known address of: (i) the holder or its attorney of record as reflected in the holder’s proof of Claim or Administrative Expense Claim filed by or on behalf of such holder; or (ii) if there is no such evidence of a last known address, to the last known address of the holder according to the books and records of the Debtors. Any holder of a Claim or Equity Interest may designate another address for the purposes of this Section by providing the Reorganized Debtor written notice of such address, which notice will be effective upon receipt by the Reorganized Debtor.

18.10 Unclaimed Property. Subject to the provisions of Section 8.5 hereof, which shall control with regard to unclaimed distribution to Class 4 Creditor, if any property distributed by the Reorganized Debtor remains unclaimed for a period of two (2) years after it has been delivered (or delivery has been attempted) or has otherwise been made available, such unclaimed property shall be forfeited by the Person entitled to receive the property and the unclaimed property and the right to receive it shall revert to and vest in the Reorganized Debtor free and clear of any rights, claims or interests. At least once a year until the Bankruptcy Cases are closed, the Reorganized Debtor shall file with the Bankruptcy Court a schedule that identifies the name and last-known address of holders of all unclaimed distributions. The use of regular mail, postage prepaid, to the last known address of a holder of a Claim shall constitute delivery for purposes of this Section.

18.11 Binding Effect. The Plan shall be binding on and inure to the benefit of the holders of Claims or Equity Interests (whether or not they have accepted the Plan) and their respective personal representatives, successors and assigns.

18.12 Withholding and Reporting. In connection with this Plan and all instruments issued in connection therewith and distributions thereon, the Reorganized Debtor shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority and all distributions hereunder shall, to the extent applicable, be subject to any such withholding and reporting requirements. Notwithstanding anything herein to the contrary, in calculating and making the payments due to Allowed Claims hereunder, the Reorganized Debtor shall be authorized to deduct from such payments any necessary withholding amount.

18.13 Other Documents and Actions. The Debtors, the Bean Group, and the Reorganized Debtor may execute such documents and take such other action as is reasonable, necessary, or appropriate to effectuate the transactions provided for in this Plan.

ARTICLE XIX.
CONFIRMATION REQUEST

The Plan Proponents hereby request confirmation of this Plan pursuant to Section 1129(a) of the Bankruptcy Code or, in the event that this Plan is not accepted by each of those Classes of Claims and Equity Interests entitled to vote, Section 1129(b) of the Bankruptcy Code.

DATED: MARCH 1, 2006.

TERAFORCE TECHNOLOGY
CORPORATION, and
DNA COMPUTING SOLUTIONS, INC.

By: /s/ Robert P. Capps
Robert Capps
Executive Vice President
and Chief Financial Officer

1 Certain individual members of the Bean Groups have general unsecured claims separate and apart from this Allowed Secured Claim. These Claims will be included as Class 4 creditors and treated as set forth in Section 4.4.

MUNSCH HARDT KOPF & HARR, P.C.

By: /s/ Davor Rukavina

Joseph J. Wielebinski, Esq.

Texas Bar No. 21432400

Davor Rukavina, Esq.

Texas Bar No. 24030781

3800 Lincoln Plaza

500 N. Akard Street

Dallas, Texas 75202-2790

Telephone: (214) 855-7500

Facsimile: (214) 978-4375

ATTORNEYS FOR THE

DEBTORS-IN-POSSESSION

— AND —

WEYCER, KAPLAN, PULASKI

& ZUBER, P.C.

By: /s/ Edward L. Rothberg

Edward L. Rothberg, Esq.

Texas Bar No. 17313990

Hugh M. Ray, III, Esq.

Texas Bar No. 24004246

11 Greenway Plaza

Suite 1400

Houston, Texas 77046

Telephone: (713) 961-9045

Facsimile: (713) 961-5341

DALLAS 1123620_1 6177.2

ATTORNEYS FOR THE BEAN GROUP